EXHIBIT 99.1

News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2016 THIRD QUARTER RESULTS

For Further Information Contact:

Michael DeGraff

Sard Verbinnen & Co

Phone: 312.895.4734

Email: mdegraff@sardverb.com

GLENWOOD, Ill. — August 8, 2016 — Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring and outsourced medical physics services, today reported financial results for its fiscal 2016 third quarter ended June 30,  2016.

Fiscal 2016 Third Quarter Highlights

•

Reported revenue of $37.9 million increased 6.8% compared to the third quarter of 2015.  Excluding the divested Medical Products and Radon businesses and the negative impact of foreign currency, revenue increased 15.2% compared to the prior year period

o	Military product sales were $2.5 million
o	Medical Physics revenues grew 7.9% year-over-year
•

Reported operating income of $7.7 million, a 50.9% increase compared to the third quarter of 2015.  Excluding the divested Medical Products and Radon businesses and negative impact of foreign currency, operating income increased 58.3%  compared to the prior year period

o	Consolidated operating income margin improved to 20.4% from 14.4% in the third quarter of 2015 driven by the shipment of military product and a decrease in selling, general and administrative expenses
•	Net income of $7.3 million compared to $4.1 million in the third quarter of 2015
o	Increase in net income driven by $2.7 million post-tax gain on divestiture of the Medical Products business
o	Adjusted net income excluding stock compensation and other nonrecurring costs increased to $5.6 million from $4.5 million in the third quarter of 2015
o	On a GAAP basis, earnings per diluted share of $0.76
o	Adjusted earnings per diluted share of $0.58

Mike Kaminski, President and Chief Executive Officer of Landauer stated, “We are pleased with our third quarter results, which demonstrate effective execution on our key initiatives as we continue to build a strong foundation from which we will profitably expand our core business.  Demand for our imaging physics and informatics solutions continues to drive increased recurring revenue and our lean initiatives are creating additional leverage – leading to greater levels of profitability.  We also made significant progress on the development of our Verifii digital dosimetry platform, passing a number of key technical milestones and beginning our initial rollout of customer field testing.”

Third Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the third fiscal quarter of 2016 were $37.9 million, a 6.8% increase compared to revenues of $35.5 million for the third fiscal quarter of 2015.  Excluding the divested Medical Products and Radon businesses and negative impact of foreign currency, total revenues increased 15.2% compared to the prior year period.  Radiation Measurement revenues for the quarter increased to $27.5 million from $24.1 million for the third fiscal quarter of 2015 primarily due to the completion of the first shipment of the military order that was announced in April.  Medical Physics revenues increased $0.7 million, or 7.9%, to $9.6 million, due to increased demand for imaging services.

Operating income for the third fiscal quarter of 2016 was $7.7 million, compared to operating income of $5.1 million for the third fiscal quarter of 2015. Consolidated operating income margin improved to 20.4% from 14.4% in the third fiscal quarter of 2015.  Excluding the operating income from the divested Medical Products and Radon businesses and negative impact of foreign currency, operating income increased 58.3% compared to the prior year period.  These increased operating income results were driven by a decrease in selling, general and administrative expenses, as well as higher gross margins.

Fiscal Nine Months Financial Overview

Revenues for the first nine months of fiscal 2016 were $112.5 million, a 1.2%  increase compared to $111.2 million for the first nine months of fiscal 2015.  Excluding the divested Medical Products and Radon businesses and the negative impact of foreign currency, total revenues increased 8.6% compared to the prior year period.  Domestic Radiation Measurement services revenues increased 2.5%, and revenues in the Medical Physics segment increased $2.9 million, or 11.2%, due to continued increased demand for imaging services.

Operating income for the first nine months of fiscal 2016 was $21.2 million, a 25.5%  increase compared to operating income of $16.9 million for the first nine months of fiscal 2015.  Excluding the operating income from the divested Medical Products and Radon businesses and negative impact of foreign currency, operating income increased 43.8% compared to the prior year period.  The increase in operating income was driven by higher margin sales coupled with a decrease in selling, general and administrative expenses.

Fiscal 2016 Outlook

In order to reflect the divestiture of its Medical Products business in May, the Company is providing updated guidance for fiscal 2016.  As communicated prior to the May 2016 divestiture of the Medical Products business, the Company anticipated aggregate revenues for fiscal 2016 to be in the range of $150 million to $157 million and adjusted net income in the range of $15 million to $18 million.  The fiscal 2016 guidance included approximately $4.5 million of projected revenue and $0.5 million of projected net income for the divested Medical Products business from May 2016 to September 2016.  The Company is confirming its fiscal 2016 guidance, updated to reflect this divestiture, and now anticipates full-year fiscal 2016 revenues to be in the range of $145.5 million to $152.5 million and adjusted net income to be near the top end of the range of $14.5 million to $17.5 million.

Use of Non GAAP Financial Measures

Management believes the disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance.  Non-GAAP financial measures disclosed in this report include: Adjusted EBITDA, Adjusted Net Income, Pro Forma Revenue, Pro Forma Operating Income and Adjusted Earnings per Diluted Share.

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA represents net income with adjustments for net financing costs, depreciation and amortization, provision for income taxes, stock compensation expense, goodwill and other intangible assets impairments, and acquisition, reorganization and nonrecurring costs. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

In addition, the Company’s management used Adjusted Net Income as a measure of earnings to eliminate the effects of certain non-cash and nonrecurring items of the Company. Adjusted Net Income and Adjusted Earnings per Diluted Share represents net income with tax-effected adjustments for stock compensation expense, goodwill and other intangible assets impairments and acquisition, reorganization and nonrecurring costs.

The Pro Forma Revenue and Pro Forma Operating Income measures exclude the Medical Products business, which was divested in May 2016, and the Radon business, which was divested in September 2015, and the negative impact of foreign currency.  As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize these pro forma measures as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements.

These financial measures are not recognized measurements under GAAP and should not be considered as an alternative to the most directly comparable measures presented in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included within this news release.

Conference Call Details

Landauer has scheduled its third quarter conference call for investors over the Internet on Monday,  August 8, 2016, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). To participate, callers should dial 866-866-1542 (within the United States and Canada), or 707-294-1539 (international callers), passcode 59366075, about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 855-859-2056 (within the United States and Canada), or 404-537-3406 (international callers), passcode 59366075, which will be available through Wednesday, September 7, 2016. The replay will also be available on Landauer’s website for 30 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, as well as the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. For information about Landauer, please visit their website at http://www.landauer.com.

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2016 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance; the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or joint ventures; valuation of the Company’s long-lived assets or reporting units relative to future cash flows; changes in pricing of services and products; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A. “Risk Factors” and Item 7A. “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

Landauer, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)	June 30, 2016	September 30, 2015
Assets
Cash and cash equivalents	$11,975	$15,314
Receivables, net of allowances of $1,609 at June 30, 2016 and $1,556 at September 30, 2015	33,050	32,412
Inventories	5,820	7,035
Prepaid expenses and other current assets	7,105	6,992
Total current assets	57,950	61,753

Net property, plant and equipment	46,136	46,367
Equity in joint ventures	25,330	24,010
Goodwill	33,704	35,072
Intangible assets, net of accumulated amortization of $11,527 at June 30, 2016 and $38,662 at September 30, 2015	9,857	13,052
Other assets	21,693	28,490
Total assets	$194,670	$208,744

Liabilities
Total current liabilities	$37,033	$38,493
Long-term debt	112,300	133,385
Other non-current liabilities	22,469	24,539
Total liabilities	171,802	196,417

Stockholders' equity
Landauer, Inc. stockholders' equity	21,677	11,195
Noncontrolling interest	1,191	1,132
Total stockholders' equity	22,868	12,327
Total Liabilities and Stockholders' Equity	$194,670	$208,744

Landauer, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(Dollars in Thousands, Except per Share)	2016	2015	2016	2015
Total revenues	$37,854	$35,467	$112,466	$111,153

Cost and expenses:
Cost of sales	18,336	16,821	54,678	53,183
Selling, general and administrative	11,805	13,535	36,606	41,088
Total costs and expenses	30,141	30,356	91,284	94,271

Operating income	7,713	5,111	21,182	16,882
Equity in income of joint ventures	244	428	797	1,804
Other expense, net	2,847	(922)	728	(3,073)
Income before taxes	10,804	4,617	22,707	15,613
Income tax expense	3,382	481	7,074	3,271
Net income	7,422	4,136	15,633	12,342
Less: Net income attributed to noncontrolling interest	157	81	446	363
Net income attributed to Landauer, Inc.	$7,265	$4,055	$15,187	$11,979

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.76	$0.42	$1.59	$1.26
Weighted average basic shares outstanding	9,531	9,509	9,523	9,476

Diluted	$0.76	$0.42	$1.58	$1.25
Weighted average diluted shares outstanding	9,564	9,534	9,555	9,503

Adjusted Diluted	$0.58	$0.48	$1.51	$1.38

Landauer, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended June 30,
(Dollars in Thousands)	2016	2015
Cash flows from operating activities:
Net income	$15,633	$12,342
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,461	9,274
Equity in income of joint ventures	(797)	(1,804)
Dividends from joint ventures	1,195	1,144
Stock-based compensation and related net tax benefits	2,048	1,422
Current and long-term deferred taxes, net	3,639	769
Gain on disposition of business	(3,904)	-
Gain on sale, disposal and abandonment of fixed assets	368	142
Gain on investments	(558)	(159)
Changes in operating assets and liabilities	(3,866)	(1,419)
Net cash provided by operating activities	22,219	21,711

Net cash provided by (used in) investing activities	3,795	(6,691)

Cash flows from financing activities:
Long-term borrowings, net	(21,085)	800
Dividends paid to stockholders	(7,933)	(13,237)
Other financing activities, net	(417)	(462)
Net cash used in financing activities	(29,435)	(12,899)

Effects of foreign currency translation	82	(441)
Net (decrease) increase in cash and cash equivalents	(3,339)	1,680
Opening balance - cash and cash equivalents	15,314	6,761
Ending balance - cash and cash equivalents	$11,975	$8,441

Non-GAAP Financial Measures

A reconciliation of Adjusted EBITDA and Adjusted Net Income, Pro Forma Revenue and Pro Forma Operating Income (i.e., non-GAAP financial measures) to the most directly comparable GAAP measures is provided below:

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Adjusted EBITDA
Net income attributed to Landauer, Inc.	$7,265	$4,055	$15,187	$11,979
Add back:
Net financing costs	588	965	2,420	2,652
Depreciation and amortization	2,801	3,182	8,462	9,274
Provision for income taxes	3,382	481	7,074	3,271
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$14,036	$8,683	$33,143	$27,176
Adjustments:
Non-cash stock based compensation	904	550	2,048	1,422
Gain on disposition of business	(3,904)	-	(3,904)	-
Lease termination expenses	518	-	518	-
Transaction expenses	-	-	240	-
Sub-total adjustments	(2,482)	550	(1,098)	1,422
Adjusted EBITDA	$11,554	$9,233	$32,045	$28,598

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Adjusted Net Income
Net income attributed to Landauer, Inc.	$7,265	$4,055	$15,187	$11,979
Sub-total adjustments	(2,482)	550	(1,098)	1,422
Income taxes on adjustments	777	(57)	344	(277)
Adjustments, net	(1,705)	493	(754)	1,145
Adjusted Net Income	$5,560	$4,548	$14,433	$13,124

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Pro Forma Revenue
Total Revenues, as reported	$37,854	$35,467	$112,466	$111,153
Add back:
Net foreign currency impact	209	-	1,969	-
Less:
Medical Products adjustment	(800)	(2,398)	(5,802)	(7,302)
Radon adjustment	(41)	(764)	(89)	(3,964)
Total Revenues, pro forma	$37,222	$32,305	$108,544	$99,887

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Pro Forma Operating Income
Operating Income, as reported	$7,713	$5,111	$21,182	$16,882
Add back:
Net foreign currency impact	94	-	680	-
Less:
Medical Products adjustment	(141)	(375)	(1,063)	(953)
Radon adjustment	(41)	31	(89)	(1,509)
Total Operating Income, pro forma	$7,625	$4,767	$20,710	$14,420

Segment Information

The following tables summarize financial information for each reportable segment for the three and nine months ended June 30:

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Revenues by segment:
Radiation Measurement	$27,492	$24,143	$77,716	$77,880
Medical Physics	9,562	8,926	28,948	25,971
Medical Products	800	2,398	5,802	7,302
Consolidated revenues	$37,854	$35,467	$112,466	$111,153

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Operating income (loss) by segment:
Radiation Measurement	$10,294	$7,604	$29,161	$26,402
Medical Physics	756	1,143	2,452	2,082
Medical Products	141	375	1,063	953
Corporate	(3,478)	(4,011)	(11,494)	(12,555)
Consolidated operating income	$7,713	$5,111	$21,182	$16,882